                                                           Exhibit - (m)(2)(ii)

(ING FUNDS LOGO)



January 1, 2005

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Fourth Amended and Restated Distribution and Service Plan for the Class A Shares

Ladies and Gentlemen:

     By this letter dated January 1, 2005, we have agreed to waive the distribution fee payable to us under the Fourth Amended and Restated Distribution and Service Plan for Class A Shares of ING Disciplined LargeCap Fund, ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the "Funds"), each a series of ING Equity Trust (the "Plan"), of 0.05% of the average daily net assets attributable to Class A Shares of the Funds for the period from January 1, 2005 through and including December 31, 2005.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                        Sincerely,



                                        /s/ Michael J. Roland
                                        ----------------------------------
                                        Michael J. Roland
                                        Executive Vice President



Agreed and Accepted:
ING Equity Trust
(on behalf of the Funds)



By: /s/ Robert S. Naka
    --------------------------------
    Robert S. Naka
    Senior Vice President




7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000     ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com